Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Fourth Quarter and Full Year 2015 Financial Results

- Record Annual and Quarterly Revenues Achieved -
- Nine Percent Annual EPS Growth -

INCLINE VILLAGE, NV, February 22, 2016 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the fourth quarter and twelve months ended December 31, 2015.

Total revenues in 2015 increased two percent to $590.4 million from $581.2 million in 2014. Revenues for the year ended December 31, 2015 included $485.2 million in royalties from PDL's licensees to the Queen et al. patents, $68.4 million in net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets, which included approximately $43.4 million in net cash royalty payments, $36.2 million in interest revenue from notes receivable debt financings to late-stage healthcare companies, and $0.7 million in realized gains from the sale of PDL's investment in AxoGen Inc. common stock. During the years ended December 31, 2015 and 2014, our Queen et al. royalty revenues consisted of royalties and maintenance fees earned on sales of products under license agreements associated with our Queen et al. patents. During the years ended December 31, 2015 and 2014, royalty rights - change in fair value consisted of revenues associated with the change in estimated fair value of our royalty right assets, primarily Depomed, Inc., The Regents of the University of Michigan, Viscogliosi Brothers, LLC, ARIAD Pharmaceuticals Inc. and AcelRx Pharmaceuticals, Inc. The full year 2015 revenue growth over the full year 2014 is driven by increased sales of Perjeta®, Xolair®, and Kadcyla® by PDL's licensees, an increase in the estimated fair value of the acquired royalty rights from the Company's purchase of Depomed's diabetes-related royalties, as well as a foreign exchange gain and lower rebate paid to Novartis AG for Lucentis®, partially offset by decreased interest revenues due to the early payoff of the AxoGen and Durata Therapeutics, Inc. notes receivables.

Total revenues for the fourth quarter of 2015 increased 52 percent, to $178.1 million from $117.1 million in the fourth quarter of 2014. Revenues for the fourth quarter of 2015 included $121.2 million in royalty payments from PDL's licensees to the Queen et al. patents, $49.1 million in net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets, which included approximately $34.4 million in net cash royalty payments, $7.6 million in interest revenue from notes receivable debt financings to late-stage healthcare companies, and $0.1 million in realized gains from the sale of PDL's investment in AxoGen common stock. The fourth quarter of 2015 revenue growth over the fourth quarter of 2014 is driven by the change in estimated fair value of our royalty right assets, primarily Depomed, Inc.

Operating expenses in 2015 were $40.1 million, compared with $34.9 million in 2014. Operating expenses in the fourth quarter of 2014 were $16.5 million, compared with $17.7 million in 2014. The increase in operating expenses for the year ended December 31, 2015, when compared to the year ended December 31, 2014, was a result of total restructuring costs of $7.9 million in connection with the LENSAR notes receivable extinguishment, which is comprised of a loss on extinguishment of notes receivable of $4.0 million primarily related to a lower estimated fair value of the ALPHAEON Class A common stock, and additional general and administrative expenses of $3.9 million for closing and legal fees related to the LENSAR notes receivable restructuring, and other legal expenses mostly related to $1.2 million in funding the ongoing operation management of Wellstat Diagnostics, partially offset by a decrease in professional services from asset acquisition expenses. The decrease in operating expenses for the quarter ended December 31, 2015, when compared to the quarter ended December 31, 2014, was a result of a decrease in professional services from asset acquisition expenses and a decrease in compensation related expenses, partially offset by the LENSAR restructuring loss and other closing fees, and an increase for legal expenses mostly related to Wellstat ongoing operation management.

Net income in 2015 was $332.8 million, or $2.03 per diluted share as compared with net income in 2014 of $322.2 million, or $1.86 per diluted share. Net income for the fourth quarter of 2015 was $100.6 million, or $0.61 per diluted share, as compared with net income of $55.1 million in the same period of 2014, or $0.32 per diluted share.

Net cash provided by operating activities in 2015 was $301.5 million, compared with $292.3 million in the same period in 2014. PDL had cash, cash equivalents and short-term investments of $220.4 million and $293.7 million at December 31, 2015 and 2014, respectively. The decrease was primarily attributable to the extinguishment of convertible notes of $220.4 million, purchase of royalty rights at fair value of $115.0 million, payment of dividends of $98.3 million, repayment of a portion of the March 2015 Term Loan of $75.0 million, purchase of notes receivable of $35.2 million, and payment of debt issuance costs related to the February 2018 Note issuance of $0.6 million, partially offset by proceeds from the March 2015 Term Loan of $100.0 million, proceeds from royalty rights of $43.4 million, repayment of notes receivables of $25.2 million, sale of investments of $1.9 million, and cash generated by operating activities of $301.5 million.

Recent Developments

In December 2015, Lion Buyer, a wholly owned subsidiary of ALPHAEON assumed $42.0 million in loans as part of the borrowings under PDL’s prior credit agreement with LENSAR and changed its name to LENSAR, LLC in connection with ALPHAEON's acquisition of substantially all of the assets of LENSAR. In addition, ALPHAEON issued 1.7 million shares of its Class A common stock to PDL for an estimated fair value of $3.84 per share.

In December 2015 and January 2016, PDL and Direct Flow Medical modified the existing credit agreement. PDL funded an additional $5.0 million to Direct Flow Medical in the form of a short-term secured promissory note that we expect will be converted into a loan under the credit agreement with substantially the same interest and payment terms as the existing loans.

PDL's $100.0 million term loan entered into on March 20, 2015 with the Royalty Bank of Canada was repaid with the final principal payment of $25.0 million plus accrued interest paid on February 12, 2016.

On February 18, 2016, PDL was advised that Sanofi and kaléo will terminate their license and development agreement later this year. At that time, all U.S. and Canadian commercial and manufacturing rights to Auvi-Q® will be returned to kaléo, and they intend to evaluate the timing and options for bringing Auvi-Q back to the market. PDL entered into a secured note purchase agreement with Accel 300, a wholly-owned subsidiary of kaléo, which as of December 31, 2015, had a principal balance of $144.8 million due to PDL. An interest reserve account previously set up as part of the note agreement will substantially cover interest payments due to PDL through the end of the second quarter of 2016, and kaléo has indicated that it intends to make payments due to PDL under the note agreement until Auvi-Q is returned to the market.

2016 Dividends
On January 26, 2016, our board of directors declared a quarterly dividend to be paid to our stockholders in the first quarter of 2016 of $0.05 per share of common stock, payable on March 11, 2016 to stockholders of record on March 4, 2016, the record date of the dividend payment. At the same time our board of directors elected to announce its future dividend plans on a quarter by quarter basis, rather than for the full year as was the previous practice, to allow greater flexibility and focus on long term growth. Our board of directors evaluates the financial condition of the Company and considers the economic outlook, profitability, corporate cash flow, the Company’s liquidity needs and the health and stability of credit markets when determining the dividend.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, February 22, 2016.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 44070710. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 29, 2016, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 44070710.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1 billion and funded approximately $937 million in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring new income generating assets, the management of its intellectual property and income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues
Royalties from Queen et al. patents	$121,240	$131,880	$485,156	$486,888
Royalty rights - change in fair value	49,069	(28,065)	68,367	45,742
Interest revenue	7,606	13,260	36,202	48,020
License and other	143	—	723	575
Total revenues	178,058	117,075	590,448	581,225

Operating Expenses
General and administrative expenses	12,545	17,726	36,090	34,914
Loss on extinguishment of notes receivable	3,979	—	3,979	—
Total operating expenses	16,524	17,726	40,069	34,914
Operating income	161,534	99,349	550,379	546,311

Non-operating expense, net
Interest and other income, net	74	108	368	315
Interest expense	(5,349)	(9,441)	(27,059)	(39,211)
Gain (loss) on extinguishment of debt	6,450	—	6,450	(6,143)
Total non-operating expense, net	1,175	(9,333)	(20,241)	(45,039)

Income before income taxes	162,709	90,016	530,138	501,272
Income tax expense	62,135	34,945	197,343	179,028
Net income	$100,574	$55,071	$332,795	$322,244

Net income per share
Basic	$0.61	$0.34	$2.04	$2.04
Diluted	$0.61	$0.32	$2.03	$1.86

Shares used to compute income per basic share	163,601	161,174	163,386	158,224
Shares used to compute income per diluted share	163,801	169,863	163,554	173,110

Cash dividends declared per common share	$—	$—	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31,	December 31,
	2015	2014
Cash, cash equivalents and short-term investments	$220,352	$293,687
Total notes receivable	$364,905	$363,212
Total royalty rights - at fair value	$399,204	$259,244
Total assets	$1,016,178	$962,350
Total term loan payable	$24,966	$—
Total convertible notes payable	$232,835	$451,724
Total stockholders' equity	$695,952	$460,437

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2015	2014
Net income	$332,795	$322,244
Adjustments to reconcile net income to net cash used in operating activities	(40,521)	(38,598)
Changes in assets and liabilities	9,191	8,635
Net cash provided by operating activities	$301,465	$292,281